Exhibit 99.1
Hodges Appointed Chief Lending Officer at BancorpSouth
TUPELO, Miss., September 21, 2011— BancorpSouth (NYSE: BXS) announced today the appointment of James Ronald Hodges as Executive Vice President of BancorpSouth, Inc., and Vice Chairman and Chief Lending Officer of BancorpSouth Bank. Hodges’ appointment is effective October 1, 2011, upon the impending retirement of W. Gregg Cowsert on September 30, 2011, from his position as Vice Chairman and Chief Lending Officer of BancorpSouth Bank. The Company had announced earlier this year Cowsert’s planned retirement after 21 years of service to BancorpSouth.
Hodges joined Bank of Mississippi in 1973 as a management trainee at the Company’s corporate offices in Tupelo, Mississippi. Bank of Mississippi later became BancorpSouth through a name change following the Company’s expansion outside the state of Mississippi.
Hodges has progressed through the Company over a career spanning 38 years, serving in various management capacities, initially including the Credit Card Department, Operations Division and as Community Bank President in Olive Branch and West Point, Mississippi.

Following the community bank management roles, he returned to the corporate office in 1986, serving in loan administration and later as Corporate Secretary. In 1992, BancorpSouth acquired a Jackson, Tennessee, community bank system where Hodges served as President and Chief Operating Officer. Hodges was promoted to Regional and Area Loan Administrator in 2000, assuming senior management credit responsibilities for BancorpSouth’s Arkansas, Louisiana and East Texas markets. He was named BancorpSouth Bank Senior Executive Vice President and Deputy to the Company’s Chief Lending Officer in 2010, serving in that capacity until his recent appointment to Chief Lending Officer.
Aubrey Patterson, BancorpSouth Chairman and CEO, said, “Ron Hodges’ extensive and diverse BancorpSouth management experience, including his community bank management and senior level loan administration responsibilities, uniquely qualify Ron to serve as our Company’s Chief Loan Officer. He has served in critical roles throughout our Company and as a valued member of our senior staff management team.”
Hodges graduated from the University of Mississippi in 1973, where he received a B.B.A degree in Banking and Finance. He has attended various industry schools, including the Graduate School of Banking at the University of Wisconsin, The Fuqua School of Business at Duke University and the Mid South School of Banking in Memphis, Tennessee.
BancorpSouth, Inc., is a financial holding company headquartered in Tupelo, Mississippi, with approximately $13.2 billion in assets. BancorpSouth Bank, a wholly-owned subsidiary of BancorpSouth, Inc., operates 290 commercial banking, mortgage, insurance, trust and broker/dealer locations in Alabama, Arkansas, Florida, Louisiana, Mississippi, Missouri, Tennessee and Texas. BancorpSouth Bank also operates an insurance location in Illinois.
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